This confirms the agreement entered into by and between NutraFuels, Inc., a Florida corporation (the “Company”) and Bernadette Cawley, an individual hereinafter referred to as the “Service Provider”. The Company and the Service Provider are referred to as the Parties.

Whereas, the Service Provider performed services (the “Services”) for the Company as described below and agreed to provide the Services solely in exchange for shares of the Company’s common stock.

Now therefore, in consideration of the mutual promises and covenants set forth herein, the parties agree and acknowledge the following:

I. From January 2015-January 2018, (the “Term”) the Service Provider will provide security services for new business development opportunities for Company during the Term.

II. The Services were provided in a professional manner in good faith and in accordance with good industry practice.

III. The Service Provider performed the services as an independent contractor. The Company did not and was not required to make social security, workers’ compensation or unemployment insurance payments on behalf of the Service Provider.

IV. Service Provider is a resident of New Jersey.

V. As full payment for the Services, the Service Provider accepts 250,000 shares of the Company’s restricted common stock.

VI. The Company acknowledges receipt of the Services during the Term and the Service Provider acknowledges full payment for the Services as set forth herein.

The Services will be completed on December 31st 2018 (the “Effective Date”). By signing below, the Parties agree and acknowledge the above terms are binding upon them as the Effective Date.

NutraFuels, Inc.

/s/ Edgar Ward

By: Edgar Ward, Chief Executive Officer

/s/ Bernadette Cawley

Service Provider